Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

eBay Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Share[2]	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	20,000,000 shares	$79.87	$1,597,400,000	0.00015310	$244,561.94
Total Offering Amounts					$1,597,400,000		$244,561.94
Total Fee Offsets							—
Net Fee Due							$ 244,561.94

(1)	This Registration Statement registers the issuance of an additional 20,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of eBay Inc., which are reserved for future grant and issuable pursuant to the eBay Inc. Equity Incentive Award Plan, as amended and restated (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may be offered or issued under the Plan as a result of stock splits, stock dividends or similar transactions.
(2)	Determined on the basis of the average of the high and low prices per share of Common Stock as reported on the Nasdaq Global Select Market on July 28, 2025, a date within five business days prior to the filing of this Registration Statement, of $81.28 and $78.46, respectively, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.